Exhibit 4.1

FERROX CRITICAL MINERALS

CONVERTIBLE PROMISSORY NOTE

Original Issuance Date: April 23, 2026

FOR VALUE RECEIVED, Ferrox Critical Minerals, a a Bristish Virgin Islands (“BVI”) company (the “Company”), promises to pay to the order of the noteholder set forth on the signature page attached hereto (the “Holder”), or its registered assigns, the principal amount of $2,300,000.00 (US dollars) (the "Principal Amount"), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to 10% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. Unless this Note is earlier converted in accordance with the provisions hereof, all unpaid principal, together with any then accrued but unpaid interest and any other amounts payable hereunder, shall be due and payable on the earliest to occur of: (a) October 30, 2026; (b) the occurrence of an Event of Default (as defined below); or (c) if definitive transaction documents (“Definitive Transaction Documents”) related to a Fundamental Transaction (as defined below) are entered into between the Company and Holder prior to October 30, 2026, the earlier to occur of (i) the date on which the transactions contemplated by the Definitive Transaction Documents are consummated or (ii) the date on which the Definitive Transaction Documents are terminated in accordance with their terms (such earliest date is hereinafter referred to as the “Maturity” or the “Maturity Date”).

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, to which the Holder, by the acceptance of this Note, agrees:

1.            Use of Proceeds. The proceeds from the issuance of this Note shall be used for general corporate and working capital purposes.

2.            Interest; Fees.

(a)            Payment and Accrual of Interest. Interest shall accrue daily, and subject to section 2(b), be calculated annually, on the original Principal Amount of this Note from the Original Issuance Date through the date on which this Note is repaid in full at the rate of five percent (5.0%) per annum. Accrued interest on this Note shall be due and payable on the Maturity Date.

(b)            Interest upon Event of Default. From and after the Maturity Date or upon the occurrence of an Event of Default (as hereinafter defined) that is not remedied within the applicable cure period, interest rate set forth in Section 2(a) herein shall be increased to fifteen percent (15.0%) until all Obligations (as defined below) under the Note have been paid in full; provided, however, in no event shall the interest payable hereunder exceed the maximum rate permitted by applicable law. The interest accruing under this subsection (b) shall be immediately due and payable by the Company to the Holder and shall automatically be additional indebtedness evidenced by this Note.

(c)            Fees Upon Event of Default. Upon the occurrence of an Event of Default, in addition to the accrued and unpaid Principal Amount and interest under this Note, the Company shall pay to the Holder a default management fee (the “Default Management Fee”) in the amount of $4,500.00 (US dollars) per day, which amount shall be immediately due and payable at the end of each calendar week during such period as an Event of Default remains uncured and shall, if not timely paid, accrue interest at the same interest rate as the annual interest rate under this Note.

(d)            Payments Free of Withholding of Taxes. Any payments by or on account of any obligation of the Company hereunder shall be made without deduction or withholding for any taxes, except as required by applicable law.

(e)            Calculation and other matters regarding Interest and Fees. Interest and fees under this Note shall be calculated on the basis of a calendar year unless otherwise specified. Any rate that is calculated with reference to a period (the “deemed interest period”) that is less than the actual number of days in the calendar year of calculation is equivalent to a rate based on a calendar year calculated by multiplying that rate of interest by the actual number of days in the calendar year of calculation and dividing by the number of days in the deemed interest period. All calculations of interest and fees under this Note shall be made on the basis of the nominal rates described in this Note and not on the basis of effective yearly rates or on any other basis that gives effect to the principle of deemed reinvestment. The parties acknowledge that there is a material difference between the stated nominal rates and effective yearly rates taking into account reinvestment, and that they are capable of making the calculations required to determine effective yearly rates. In this section, any reference to a “calendar year” means the calendar year in which the period for which the calculation in question falls. If the period falls in two calendar years, one of which is a leap year, the calculation shall be done separately for the parts of the period that fall in each calendar year and the calculated amounts for each period shall be added.

(f)            Originate Fee. On the Original Issuance Date, the Company shall pay to the Holder a loan origination fee equal to $200,000.00 (US dollars). Such fee may be deducted by the Holder from the Principal Amount funded on the Original Issuance Date.

3.            Prepayment. The Principal Amount may be prepaid by the Company at any time prior to Maturity only upon the written consent of Holder. Any prepayment shall be made, without penalty or premium, in all cases in addition to any accrued but unpaid interest and accrued and unpaid Default Management Fees (and interest thereon if applicable) as provided herein as of the date of any such payment.

4.            Conversion.

(a)            Voluntary Conversion. The Principal Amount of this Note plus accrued and unpaid interest and any other amounts (including Default Management Fees) payable under this Note (the “Obligations”) may be converted in whole or part and from time to time by the Holder in its sole discretion at any time. In the event of such conversion, the Obligations or applicable portion thereof being converted shall be converted into such number of fully paid and non-assessable ordinary shares of the Company (“Ordinary Shares”) as is determined by dividing (i) the portion of the Obligations being converted, by (ii) the then applicable Conversion Price (as defined below).

(b)            Conversion Price. The term “Conversion Price” shall mean a price per Ordinary Share equal to the lower of (a) the fair market value of an Ordinary Share at the time of election of such conversion (as converted into US dollars at the rate published by the Bank of New York on the Business Day (as defined below) immediately preceding the time of election of such conversion ) as determined by an independent appraisal firm agreeable to the Holder and (b) the value of an Ordinary Share as determined based on a total equity value of the Company $80,000,000 (U.S. dollars), as calculated on a fully-diluted basis after giving effect to the conversion and exercise of all (except for the Note) outstanding convertible and exercisable instruments. The period of time between the date on which the Company receives a notice of conversion from the Holder to the date on which the Conversion Price is determined shall be referred to as the “Calculation Period.” “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(c)            Adjustments to Conversion Price.

(i) If at any time during the Calculation Period when the Conversion Price has been determined but the conversion has not been effected the Company (i) subdivides outstanding Ordinary Shares into a larger number of Ordinary Shares, (ii) combines (including by way of a reverse split) outstanding Ordinary Shares into a smaller number of Ordinary Shares, or (iii) issues, in the event of a reclassification of Ordinary Shares, any Ordinary Share, then the Conversion Price shall be adjusted by multiplying the Conversion Price by a fraction of which the numerator shall be the number of Ordinary Shares outstanding immediately before such event (as calculated on a fully-diluted basis as contemplated in Section 3(b)), and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event (as calculated on a fully-diluted basis as contemplated in Section 3(b)). Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of members entitled to receive such distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(ii) If at any time or from time to time after the issuance date of this Note there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions, or a reclassification, exchange or substitution of shares), then as a part of such reorganization provision shall be made so that, upon any subsequent conversion of this Note, the Holder shall have the right to receive, in lieu of Ordinary Shares, the kind and amount of shares of stock and other securities or property of the Company resulting from the reorganization.

(d)            Conversion Procedure.

(i)            Conversion. Upon any conversion of this Note or any portion thereof, the Obligations payable under this Note or the applicable portion thereof shall be converted automatically, without any further action by the Holder and whether or not the Note is surrendered to the Company, and the converted portion of the Note shall be deemed fully-satisfied and cancelled. Accrued and unpaid interest and Default Management Fees shall be deemed to be the first portion of the Note or portion thereof to convert, and conversion of the Principal Amount or any portion thereof shall only occur after all other Obligations hereunder have been paid or converted.

(ii)           Fractional Securities; Non-assessable; Effect of Conversion. No fractional securities or scrip representing fractional securities shall be issued upon conversion of this Note. With respect to any fraction of a share called for upon the conversion of this Note, such fractional share shall be rounded up the nearest whole share, without any further payment required of the Holder. The Company covenants that the shares issuable upon the conversion of this Note will, upon conversion of this Note, be validly issued, fully paid and non-assessable and free from all taxes, liens and charges in respect of the issue thereof. Upon conversion of this Note in full, the Company shall be forever released from all its obligations and liabilities under this Note. The Holder shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the date of providing the notice set forth above.

5.              Negative Covenants. As long as any portion of this Note remains outstanding, the Company shall not, and shall not permit any of its subsidiaries (whether or not a subsidiary on the Original Issue Date) to, directly or indirectly:

(a)            repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its outstanding equity securities or rights to acquire same;

(b)            incur, repay, repurchase or offer to repay, repurchase or otherwise acquire any indebtedness, other than this Note and trade payables incurred in the ordinary course of business, consistent with past practices of the Company;

(c)            pay cash dividends or distributions on any equity securities;

(d)            sell, lease or otherwise dispose of all or substantially all of its assets;

(e)            lend money, give credit or make advances to any person, firm, joint venture or corporation, including, without limitation, officers, directors, employees, and affiliates of the Company;

(f)             fail to (x) preserve and maintain its existence and corporate form, (y) protect and preserve all of its property useful in and material to its business, including without limitation, copyrights, patents, trade names and trademarks or (z) observe and remain in compliance with all applicable laws;

(g)            amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

(h)            enter into any transaction with any affiliate of the Company; or

(i)             enter into any agreement with respect to any of the foregoing.

6.            Other Agreements.

(a)            Right of First Refusal.

(i)            For so long as any portion of the Obligations remain outstanding and for a period of 24 months thereafter, in the event of any (i) direct or indirect transfer, sale, lease, license or encumbrance of all or any portion of the capital stock or assets of the Company or any of its subsidiaries (other than (x) inventory to be sold in the ordinary course of business consistent with past practice and (y) sales of immaterial or obsolete assets), (ii) any merger, consolidation or other business combination relating to the Company or any of its subsidiaries to the extent such transaction constitutes a change of control, (iii) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its subsidiaries to the extent such transaction constitutes a change of control or (iv) equity issuance or debt incurrence involving the Company or any of its subsidiaries (each, a “Fundamental Transaction”), the Company will grant (and will cause its subsidiaries to grant to) Holder, or its transferees or assigns, a right of first refusal to effect such Fundamental Transaction at the same price and on the same terms and conditions as those offered to the Company or its subsidiary;

(ii)            The Company must deliver a Fundamental Transaction Notice (as defined below) to the Holder not later than 30 days prior to the consummation of such Fundamental Transaction. Such Fundamental Transaction Notice shall contain the material terms and conditions (including price and form of consideration) of the proposed Fundamental Transaction, the identity of the prospective purchaser or purchasers and the intended date of the proposed Fundamental Transaction. To exercise its Right of First Refusal under this Section 6(a), the Holder must deliver a notice to the Company notifying the Company of its intention to exercise its Right of First Refusal within 15 Business Days after the Holder’s receipt of the Fundamental Transaction Notice notifying the Company of its intention to exercise its Right of First Refusal (a “ROFR Notice”). The closing of such Fundamental Transaction shall take place as soon as practical after the Holder’s delivery of a ROFR Notice, but in no event later than 90 days thereafter;

(iii)            If the Holder does not timely deliver a ROFR Notice in accordance with Section 6(a)(ii), then the Company may proceed with the Fundamental Transaction, but only in accordance with the terms (including the purchase price) set forth in the Fundamental Transaction Notice, within 90 days after delivery of the Fundamental Transaction Notice (the “Fundamental Transaction Closing Period”); provided, that if the Company does not enter into a definitive acquisition agreement within the Fundamental Transaction Closing Period or such Fundamental Transaction is not consummated pursuant to a definitive acquisition agreement entered into during the Fundamental Transaction Closing Period, the Company shall be required to again comply with this Section 6(a) prior to entering into a definitive acquisition agreement with respect to such Fundamental Transaction;

(iv)         As used in this Section 6(a), the following terms have the respective meanings set forth below.

“Fundamental Transaction Notice” means a written notice from the Company to the Holder setting forth the terms and conditions of a proposed Fundamental Transaction.

“Right of First Refusal” means the right, but not an obligation, of, in the case of a Fundamental Transaction, to effect a Fundamental Transaction on the terms and conditions specified in the Fundamental Transaction Notice.

(b)            Exclusivity. Until October 30, 2026, the Company will not, directly or indirectly, cause nor permit any of its affiliates or any of its or their directors, employees, agents or representatives to (x) take any action to directly or indirectly solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity other than Holder relating to a Fundamental Transaction, or (y) enter into any discussions, negotiations or execute any agreement related to any Fundamental Transaction.

(c)            Access. For so long as this Note remains outstanding, Holder shall have access to the Company’s management from time to time (but no less frequently than twice per month) for phone call updates and, on at least 24 hours’ prior notice, in-person meetings via video-conference (i.e., ZOOM) or at the Company’s office as determined by Holder.

7.            Default; Remedies.

(a)            Default. The Company shall be in default under this Note upon the happening of any condition or event set forth below (each, an “Event of Default”):

(i)            the Company’s failure to pay when due any principal or interest payment or other payment due hereunder on the due date thereof hereunder, and such default shall continue unremedied for a period of five (5) days following such due date;

(ii)           the Company shall (A) apply for or consent to the appointment of a receiver, receiver and manager, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (B) be unable, or admit in writing its inability, to pay its debts as they mature, (C) make a general assignment for the benefit of its or any of its creditors, (D) be dissolved or liquidated, (E) become insolvent (as such term may be defined or interpreted under any applicable statute), (F) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (G) take any action for the purpose of effecting any of the foregoing;

(iii)           proceedings for the appointment of a receiver, receiver and manager ,trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 60 days of commencement;

(iv)          the Company shall fail to perform any material covenant, term, provision, condition, agreement or obligation of the Company, or any representation shall become materially untrue as of the date it was given, under this Note (other than for non-payment) or under any Definitive Transaction Document; or

(v)           the Company shall fail to pay when due or otherwise be in material default of any of its indebtedness that gives the holder thereof the right to accelerate such indebtedness.

(b)            Remedies.

(i)            Upon the occurrence or existence of any Event of Default under Section 7(a)(i), the Holder of this Note may, by written notice to the Company, declare the entire outstanding Principal Amount of the Note, any accrued but unpaid interest and any other amounts payable thereunder, to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

(ii)           Upon the occurrence or existence of any Event of Default described in Sections 7(a)(ii)-(v), immediately and without notice, the entire outstanding principal amount of the Note, any accrued but unpaid interest and any other amounts payable under the Note shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right power or remedy otherwise permitted to it by law, either by suit in equity or by action at law, or both.

(iii)          As soon as possible and in any event within two Business Days after the Company becomes aware that an Event of Default has occurred, the Company shall notify the Holder in writing of the nature, extent and time of and the facts surrounding such Event of Default, and the action, if any, that the Company proposes to take with respect to such Event of Default.

8.            Security Interest; Ranking. The Obligations under this Note are unsecured, The Obligations under this Note shall rank senior to any of the Company’s existing debt obligations.

9.            Representations of Holder.

(a)            Organization, Good Standing and Qualification. Holder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Holder has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver the Note and to perform its obligations hereunder. Holder is presently qualified to do business as a foreign entity in each jurisdiction where the failure to be so qualified could reasonably be expected to have a material adverse effect on the Company’s financial condition or business as now conducted.

(b)           Authorization. All corporate action on the part of Holder and its directors, officers and stockholders necessary for the performance of all of Holder’s obligations thereunder, has been taken prior to the date hereof. The Note, as executed and delivered by Holder, constitutes valid and binding obligations of Holder, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally

10.          Representations and Warranties of the Company. The Company represents and warrants to Holder as of the date hereof that:

(a)            Organization, Good Standing and Qualification. The Company is a company duly organized, validly existing and in good standing under the laws of BVI . The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver the Note and to perform its obligations hereunder. The Company is presently qualified to do business in each jurisdiction where the failure to be so qualified could reasonably be expected to have a material adverse effect on the Company’s financial condition or business as now conducted.

(b)            Authorization. All corporate action on the part of the Company and its directors, officers and stockholders necessary for the authorization, sale, issuance and delivery of the Note, and the performance of all of the Company’s obligations thereunder (including the issuance of equity securities by the Company in the event of a conversion of this Note or any portion hereof), has been taken prior to the date hereof. The Note, as executed and delivered by the Company, constitutes valid and binding obligations of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

(c)            No Violations. The execution and delivery of this Note and the consummation and performance by the Company of its obligations contemplated hereby do not and will not (a) violate any provision of Company’s organizational or constitutional documentation (including its articles of incorporation and by-laws); (b) violate any law or governmental order applicable to the Company or by which any of its properties or assets may be bound; or (c) constitute a default under any contract, instrument or agreement binding on the Company or its assets or constitute a default or termination event (however described) under any such contract, instrument or agreement.

11.          Charges, Taxes and Expenses. Issuance of certificates for Ordinary Shares issued upon the conversion of this Note shall be made without charge to the Holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or its designee(s).

12.          Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, a Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day that is not a Saturday, Sunday or legal holiday.

13.          Cumulative Rights. No delay on the part of the Holder in the exercise of any power or right under this Note shall operate as a waiver of any such power or right, nor shall a single or partial exercise of any power or right preclude other or further exercise of such power or right or the exercise of any other power or right.

14.          Miscellaneous.

(a)            Payment. All payments under this Note shall be made in lawful tender of the United States.

(b)            Waivers and Amendments. This Note and the obligations of the Company and the rights of the Holder under this Note may be amended, waived, discharged or terminated (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) only with the written consent of the Company and the Holder.

(c)            Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient when delivered (i) personally, (ii) by overnight courier, (iii) sent by email or fax (upon customary confirmation of receipt), or (iv) 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address or fax number as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(d)            Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

(e)            Successors and Assigns. Neither this Note nor any rights hereunder are transferable without the prior written consent of the Company, which the Company may grant or withhold in its sole discretion. Notwithstanding the foregoing, (i) if the holder is an entity, the Holder shall be permitted to transfer this Note and/or the Securities to any affiliate of the Holder who executes and delivers an acknowledgement that such affiliate agrees to be subject to, and bound by, all the terms and conditions of this Note, (ii) if the Holder is an individual, the Holder may transfer this Note and/or the Securities to a trust established for a direct lineal descendant of the Holder or a similar vehicle for estate planning purposes and (iii) this Note (and any equity securities issued to Holder upon any conversion of this Note or any portion hereof) may be transferred by Holder without the consent of the Company from and after the occurrence of an Event of Default. Subject to the foregoing, the provisions of this Note shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Company and the Holder.

(f)            Usury. In the event any interest is paid on this Note, or a fee that is deemed interest, which is in excess of the then-applicable legal maximum rate, then that portion of the interest payment representing an amount in excess of the then-applicable legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note. Notwithstanding any other provision of this Note or any document contemplated herein to the contrary, in no event shall any provision require the payment or permit the collection of interest or other amounts in an amount or at a rate in excess of the amount or rate that is permitted by applicable law or in an amount or at a rate that would result in the receipt by the Holder of interest at a criminal rate, as the terms “interest” and “criminal rate” are defined under the laws of the State of New York. If from any circumstance whatsoever, fulfilment of any provision of any provision would result in exceeding the highest rate or amount permitted by applicable law for the collection or charging of interest, the obligation to be fulfilled shall be reduced to reflect the highest permitted rate or amount. If from any circumstance the Holder shall ever receive anything of value as interest or deemed interest under the Note or any other document contemplated herein that would result in exceeding the highest lawful rate or amount of interest permitted by applicable law, the amount that would be excessive interest shall be applied to the reduction of the Principal Amount, and not to the payment of interest, or if the excessive interest exceeds the unpaid Principle Amount balance, the amount exceeding the unpaid balance shall be refunded to the Company. In determining whether or not the interest paid or payable under any specified contingency exceeds the highest lawful rate, the Company and the Holder shall, to the maximum extent permitted by applicable law, (i) characterize any non principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and their effects, (iii) amortize, prorate, allocate and spread the total amount of interest throughout the term of the applicable loan so that interest does not exceed the maximum amount permitted by applicable law, and/or (iv) allocate interest between portions of the Obligations to the end that no portion shall bear interest at a rate greater than that permitted by applicable law.

(g)            Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Note are for convenience of reference only and are not to be considered in construing this Note.

(h)            Construction. The language used in this Note will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

(i)             Expenses. The Company and the Holder shall each bear its respective expenses and legal fees incurred with respect to this Note and the transactions contemplated hereby. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or one of its subsidiaries or other proceedings affecting Company or one of its subsidiaries’ creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.

(j)             Counterparts. This Note may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Any counterpart delivered electronically by PDF transmission, by facsimile or using an electronic signature service (such as DocuSign) shall be binding to the same extent as an original counterpart with regard to any agreement subject to the terms hereof or any amendment thereto.

(k)            Governing Law. This Note and all actions arising out of or in connection herewith or therewith shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York or of any other state, country or jurisdiction.

This Convertible Promissory Note is executed by duly authorized representatives of the below signatories.

FERROX CRITICAL MINERALS

By:	/s/ Terrence P. Duffy
Name:	Terrence P. Duffy
Title:	Chairman and CEO

Agreed and accepted:

SMARTKEM, INC.

By:	/s/ Barbra Keck
Name:	Barbra Keck
Title:	Chief Financial Officer